Exhibit 99.1

Highlands Bancorp, Inc. Reports Results for the Year Ended December 31, 2010

VERNON, N.J.--(BUSINESS WIRE)--February 10, 2011--Highlands Bancorp, Inc. (OTCBB: HSBK.OB) parent company of Highlands State Bank, reported a fourth quarter net income of $138,000 compared to a loss of $1,051,000 for the same period of 2009. Fourth quarter net income available to common stockholders was $59,000 or $.03 per diluted share compared to a loss of $1,104,000 or $.62 per diluted share, for the same period in 2009. Net income for the full year 2010 was $470,000 compared to a net loss of $2,085,000 for the full year 2009. The net income available to common stockholders for the full year 2010 was $153,000 or $.09 per diluted share compared to a loss of $2,218,000 or $1.24 per diluted share for the year of 2009. During 2009 Highlands State Bank elected and was approved to participate in the CPP and CPP for Small Banks, and received preferred stock investments from the Treasury of $3,091,000 in the second quarter of 2009 and $2,359,000 during the fourth quarter of 2009. 2010 reflects the impact of the dividends and accretion on the preferred stock issued to the United States Treasury in 2009 under the Treasury’s Capital Purchase Program (“CPP”) for the full year.

Net interest income increased by $214,000 to $1,497,000 for the fourth quarter of 2010 compared to net interest income of $1,283,000 for the fourth quarter of 2009. For the year ended December 31, 2010, net interest income increased to $5,843,000 from $4,349,000 for 2009 as a result of loan portfolio growth and lower cost of funds. The provision for loan losses was $99,000 for the quarter and $657,000 for the year ended December 31, 2010. In 2009, the bank’s provision totaled $1,282,000 and $2,090,000 for the fourth quarter and year respectively. Charge-offs for the year ended December 31, 2010 were $441,000. Recoveries of previously charged off loans totaled $39,000. Non-interest expenses increased by $178,000 for the quarter and $497,000 for the year ended December 31, 2010 compared to the similar periods of 2009 primarily due to increased legal and professional fees, real estate owned costs, loan collection charges and deposit account-related writeoffs.

Total assets at Highlands State Bank were $164.2 million on December 31, 2010, a slight decrease of $1.8 million from $166.0 million on December 31, 2009. Deposits decreased $7.2 million from $143.6 on December 31, 2009 to $136.4 million on December 31, 2010. Net loans outstanding increased to $121.0 million as of December 31, 2010 from $111.9 million the previous year end.

Highlands State Bank is a full service community bank headquartered in Vernon, New Jersey with branch offices in Sparta and Totowa, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey. On December 31, 2008 Highlands State Bank merged with the former Noble Community Bank, Sparta, NJ.

Forward-Looking Statements

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Highlands State Bank Financial Highlights (Unaudited) (Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
INCOME STATEMENT
Net interest income	$1,497	$1,283	$5,843	$4,349
Provision for loan losses	99	1,282	657	2,090
Non-interest income	160	190	558	433
Non-interest expense	1,420	1,242	5,274	4,777
Net income (loss)	138	(1,051)	470	(2,085)
Preferred stock dividends and accretion	(79)	(53)	(317)	(133)
Net income (loss) available to
common stockholders	$59	$(1,104)	$153	$(2,218)

EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) available to
common stockholders:
Basic and diluted	$0.03	$(0.62)	$0.09	$(1.24)

Weighted average common shares
Basic and diluted	1,788,262	1,788,262	1,788,262	1,788,262

SELECTED BALANCE SHEET DATA
AT END OF PERIOD	12/31/2010	12/31/2009
Total loans	$122,723	$113,319
Allowance for loan losses	1,693	1,438
Investment securities	17,462	19,134
Total Assets	164,233	165,955
Total Deposits	136,399	143,566
Stockholders' Equity	16,107	15,746

Book value per common share	$5.93	$5.75
Tangible book value per common share	$5.48	$5.30

ASSET QUALITY
Non-accrual loans	$4,144	$4,600
Loans past due 90 days and still accruing	-	-
OREO property	799	-
Allowance for loan losses to total loans	1.38%	1.27%
Non-performing loans to total loans	3.38%	4.06%

CONTACT:
Highlands State Bank
George Irwin, 973-764-3200